Exhibit 99.1

Rafael Holdings Enhances Senior Management Team with Additions of Ameet Mallik, CEO and William Conkling, CCO

Leadership Team Will Build on Pharma Investments

NEWARK, NJ – March 11, 2021: Rafael Holdings, Inc., (NYSE: RFL), today announced that its Board of Directors has recruited Ameet Mallik to become the company’s Chief Executive Officer, succeeding its founder, Howard Jonas. Ameet Mallik’s appointment will become effective May 1, 2021. In addition, William “Bill” Conkling has been named Chief Commercial Officer effective March 15, 2021.

Ameet Mallik will join Rafael Holdings from Novartis where he is currently Executive Vice President and Head, U.S. Oncology, responsible for Novartis’s commercial and medical oncology operations in the United States.

Mr. Jonas, who has served as the Company’s Chairman and CEO since its inception, will continue as Chairman of the Board and remain an active member of the management team.

“I am delighted that Ameet will be leading our senior management team and that Bill will lead the effort to establish our commercial infrastructure,” Howard Jonas said. “With Rafael Pharma conducting two Phase 3 and several earlier phase studies, LipoMedix advancing through its clinical development program, and the Barer Institute growing its pipeline of development programs, it is time to expand our management team with additional, deeply experienced, leaders with successful track records of bringing innovative oncology drugs to market. We have assembled a terrific team to lead the next phase of the company’s growth.”

“Rafael Holdings is developing exciting opportunities to dramatically improve outcomes for patients with difficult to treat cancer indications,” said Mr. Mallik. “I look forward to working closely with my new colleagues at Rafael Holdings and the teams at Rafael Pharma, LipoMedix and the Barer Institute to realize the potential of their respective opportunities. In that regard, I am also pleased to work with Bill Conkling, who brings incomparable expertise and energy to his new position.”

Before leading U.S. Oncology at Novartis, Mr. Mallik served as the Global Head, Marketing, Value and Access as well as Head, Latin America and Canada, both for Novartis Oncology. Mr. Mallik began his career at Novartis as Head of Strategic Planning and has held a number of commercial leadership roles at Novartis and Sandoz. At Sandoz, Mr. Mallik was Head of Biopharmaceuticals & Oncology Injectables. He previously worked as an Associate Principal at McKinsey and Company. Mr. Mallik serves on the Health Section Governing Board of BIO, the world's largest trade association representing biotechnology companies and institutions.

Mr. Mallik holds an M.B.A. from The Wharton School at the University of Pennsylvania, and an M.S. in Biotechnology and B.S. in Chemical Engineering, both from Northwestern University.

Bill Conkling has had a stellar career specializing in the commercialization of cancer therapeutics. He previously was Vice President Sales, Marketing, Market Access and Commercial Operations at Immunomedics, a leader in next-generation antibody-drug conjugate therapies. Prior to joining Immunomedics, Mr. Conkling was Vice President, Commercial Head CAR-T at Novartis. Mr. Conkling holds an MBA from New York University’s Stern School of Business, and a B.S. from Fordham University.

About Rafael Holdings, Inc.:

Rafael Holdings is focused on development of novel cancer therapies. The company is a significant investor in two clinical stage oncology companies, Rafael Pharmaceuticals, Inc. and LipoMedix Pharmaceuticals Ltd. Through its wholly owned Barer Institute subsidiary, the company is developing a pipeline of compounds focused on the regulation of cancer metabolism. For more information, visit www.rafaelholdings.com.

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Contact:

Rafael Holdings

David Polinsky

Chief Financial Officer

P: (212) 658-1450

E: invest@rafaelholdings.com

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